SCHEDULE 14A

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934


Filed by the Registrant  [x]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[X]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12


                          RJR Nabisco Holdings Corp.

               (Name of Registrant as Specified In Its Charter)

                          RJR Nabisco Holdings Corp.

                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ ]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(i)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1)   Title of each class of securities to which transaction applies:


         (2)   Aggregate number of securities to which transaction applies:


         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)


         (4)   Proposed maximum aggregate value of transaction:


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)   Amount Previously Paid:


         (2)   Form, Schedule or Registration Statement No.:


         (3)   Filing Party:


         (4)   Date filed:


-----------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.



                              [LOGO RJR NABISCO]
                              [Charles M. Harper
                                   Chairman
                                      and
                           Chief Executive Officer]



November 7, 1995


Dear Fellow Shareholder:

               Yesterday, financier Bennett S. LeBow, whose holdings include the once-bankrupt Western Union and financially distressed Liggett Tobacco Company, backed by Carl C. Icahn, who led TWA into bankruptcy, filed preliminary materials for a consent solicitation that your board believes will injure RJR Nabisco and place your investment at risk.

               WE STRONGLY URGE YOU TO REFRAIN FROM SIGNING OR RETURNING ANY DOCUMENTS SENT TO YOU BY MR. LEBOW OR BROOKE GROUP, THE COMPANY HE CONTROLS, OR MR. ICAHN, PERTAINING TO YOUR INVESTMENT IN RJR NABISCO HOLDINGS CORP.

               Your company's board has been working toward a separation of its food and tobacco businesses for some time and is committed to pursuing this separation when it can be accomplished without unreasonable risk to the company and when it would provide a real benefit for the company and its shareholders. The LeBow/Icahn group proposes separating RJR Nabisco's food and tobacco businesses immediately, when the legal and regulatory climate makes it virtually certain that the company will be entangled in litigation for years.

               For separation to benefit you, it must be tax-free, it must not be delayed by lengthy court proceedings, and it must preserve the financial integrity of both the food and tobacco businesses. In our opinion, the LeBow/Icahn proposal fails to meet these criteria and will undermine, not increase, your share value.

               Earlier this year, The New York Times* reported that "Mr. LeBow is not a favorite of public (company) shareholders, who have accused him of emptying companies he controls of their cash and assets. Brooke (one of LeBow's public companies) has poured millions of dollars into the LeBow family coffers through its purchase of assets controlled by Mr. LeBow. And it (Brooke) has financed his high-flying lifestyle with loans and unsecured credit lines amounting to millions of dollars." Mr. LeBow himself has summarized his investment strategy as high risk, high reward.**

               Similarly, Mr. Icahn is best known for his history of corporate raids financed largely by "junk" bonds and "greenmail" at the expense of other shareholders. In recent years, both have been involved in highly visible corporate bankruptcies. We believe that this consent solicitation proves once again that Messrs. LeBow and Icahn are willing to run a high-stakes gamble with other people's money. This time it's your money. We think you should reject their scheme.

               In the near future, in addition to receiving consent solicitation materials from the LeBow/Icahn group, you will also receive materials from RJR Nabisco which will present further detail on the potentially adverse effects of LeBow's proposed initiative.
Again, we strongly urge you to refrain from signing or returning any documents sent by Mr. LeBow. We appreciate your continued support, and we will keep you informed.

------------
* quoted from an article by Stephanie Strom, in The New York Times, August 30, 1995. No permission has been sought or received to quote from, or refer to, published materials cited in this letter.

** taken from an article by Riva Atlas, in Forbes, April 24, 1995. No permission has been sought or received to quote from, or refer to, published materials cited in this letter.


On behalf of the board of directors,

/s/ Charles M. Harper


Charles M. Harper
Chairman and Chief Executive
Officer


CERTAIN ADDITIONAL INFORMATION: RJR Nabisco Holdings Corp. will be soliciting revocations of consents to the proposals of Brooke Group, Ltd. The following individuals may be deemed to be participants in the solicitation of revocations of consents by RJR Nabisco Holdings Corp.: RJR Nabisco Holdings Corp.; John T. Chain, Jr.; Julius L. Chambers; John
L. Clendenin; Steven F. Goldstone; H. John Greeniaus; Ray J. Groves; Charles M. Harper, James W. Johnston; John G. Medlin, Jr.; Robert S. Roath; Rozanne L. Ridgway; and Huntley R. Whitacre. As of October 31, 1995, Mr. Chain is the beneficial owner of 8,393 shares of the company's common stock; Mr. Chambers is the beneficial owner of 6,393 shares of the company's common stock; Mr. Clendenin is the beneficial owner of 6,846 shares of the company's common stock; Mr. Greeniaus is the beneficial owner of 126,308 shares of the company's common stock; Mr. Groves is the beneficial owner of 7,000 shares of the company's common stock; Mr.
Harper is the beneficial owner of 524,882 shares of the company's common stock; Mr. Johnston is the beneficial owner of 114,381 shares of the company's common stock; Mr. Medlin is the beneficial owner of 7,259 shares of the company's common stock; Mr. Roath is the beneficial owner of 44,205 shares of the company's common stock; Ms. Ridgway is the beneficial owner of 6,393 shares of the company's common stock; and Mr. Whitacre is the beneficial owner of 27,891 shares of the company's common stock.